Exhibit 10.3

ADVISORY BOARD AGREEMENT

This Advisory Agreement (the “Agreement”) is made as of February [   ], 2025 (the “Effective Date”) by and between Dominari Holdings Inc., a Delaware corporation (the “Company”) and [   ] (the “Advisor”).

WHEREAS, the Company desires to obtain the services of Advisor to serve on the Company’s Board of Advisors, and the Advisor desires to serve on the Board of Advisors, upon the following terms and conditions;

WHEREAS, the Company is engaged in the business of, inter alia, wealth management, investment banking, sales and trading, asset management, and other related business (collectively, the “Field”);

WHEREAS, Advisor has considerable business and industry experience and special expertise that is related to, or otherwise could assist the Company in the Field and the Company seeks to benefit from Advisor’s experience and expertise by retaining him as an advisor to the Company; and

WHEREAS, Advisor wishes to provide certain advisory services to the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and legal sufficiency of which is acknowledged, the parties hereto agree as follows:

1. Advisory Services.

(a) Advisor is hereby engaged by the Company on a non-exclusive basis to advise the Company with respect to matters related to the Field and/or other business-related matters, including its efforts to seek out, evaluate, acquire, develop, and/or market in the Field. Services shall be provided at such times as are mutually agreed, with due regard for the Advisor’s other commitments.

(b) Advisor’s services to the Company also include serving on the Company’s Advisory Board, advising the Company regarding other candidates who would be suitable members of the Advisory Board and meeting with potential candidates for the Advisory Board.

(c) Members of the Advisory Board will receive copies (hard or digitally) of opportunities, proposals, and plans and will dedicate time during the week to evaluate same. The Advisor accepts and agrees that the Company may require a certain level of familiarity with the Field or other business-related matters.

2. Compensation.

(a) As consideration for the advisory services to be provided by Advisor to the Company under this Agreement, Advisor shall be awarded [   ] unregistered shares of the Company’s common stock, par value $0.0001 per share (“Advisor Shares”) on the date of this Agreement.

(b) On the date the Company’s Market Capitalization reaches $50,000,000, Advisor shall be awarded an additional [   ] Advisor Shares.

(c) On the date the Company’s Market Capitalization reaches $100,000,000, Advisor shall be awarded an additional [   ] Advisor Shares.

(d) On the date the Company’s Market Capitalization reaches $150,000,000, Advisor shall be awarded an additional [   ] Advisor Shares.

(e) For purposes of this Section 2, “Market Capitalization” shall be determined by multiplying the average closing price of the Company’s common stock for the previous five trading days, as reported by Bloomberg, by the number of shares of Company common stock outstanding.

3. Confidentiality.

(a) Advisor may disclose to the Company any information that Advisor normally would disclose freely to other members of the community at large, whether by publication, by presentation, or in informal discussions. However, Advisor shall not disclose to the Company information that is proprietary to others and is not generally available to the public or specifically is covered by a nondisclosure agreement with another party.

(b) Advisor recognizes and acknowledges that by reason of Advisor’s retention by and service to the Company before, during and, if applicable, after the term, Advisor will have access to certain confidential and proprietary information relating to the Company’s business, which may include, but is not limited to, trade secrets, trade “know-how,” product development techniques and plans, formulas, customer lists and addresses, financing services, funding programs, cost and pricing information, marketing and sales techniques, strategy and programs, computer programs and software and financial information (collectively referred to as “Proprietary Information”). Advisor acknowledges that such Proprietary Information is a valuable and unique asset of the Company and Advisor covenants that he will not, unless expressly authorized in writing by the Company, at any time during the term use any Proprietary Information or divulge or disclose any Proprietary Information to any person, firm or corporation, other than Advisor’s attorneys, agents or other business advisors, except in connection with the performance of Advisor’s duties for the Company and in a manner consistent with the Company’s policies regarding Proprietary Information. Advisor also covenants that at any time after the termination of this Agreement, directly or indirectly, he will not use any Proprietary Information or divulge or disclose any Proprietary Information to any person, firm or corporation, unless such information is in the public domain through no fault of Advisor or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Advisor to divulge, disclose or make accessible such information and Advisor having been so ordered.

(c) Proprietary Information subject to paragraph 3(b) does not include information that: (i) is or later becomes available to the public through no breach of this Agreement by Advisor; (ii) is at any time obtained by Advisor from a third party who had the legal right to disclose the information to Advisor; (iii) is already in the possession of Advisor on the date this Agreement becomes effective; or (iv) is independently developed by Advisor and disclosed to the Company; or (v) is required to be disclosed by law, government regulation, or court order. In addition, Proprietary Information subject to paragraph 3(b) does not include information generated by Advisor, alone or with others, unless the information is generated solely as a direct result of the performance of advisory services under this Agreement; provided, however, that in no case will Proprietary Information include information or materials generated by Advisor separate from the performance of the advisory services which are incorporated in the services provided by Advisor hereunder.

(d) Prior to the oral public disclosure and/or submission to any outside person of a manuscript or other paper describing or relating to the Company’s products or Field, or otherwise involving the Company, Advisor will disclose and send to the Company a copy of the manuscript or other paper to be submitted and shall allow the Company at least (30) days to determine whether such disclosure or manuscript or paper contains subject matter for which patent protection should be sought prior to publication. If the oral presentation or manuscript or paper contains material that consists of patentable subject matter for which patent protection should be sought, then Advisor will withhold the proposed public disclosure for a maximum of three (3) months from the date of receipt of such notice from the Company in order to permit the Company to file patent applications directed to the patentable subject matter contained in the proposed disclosure. After the filing of a patent application by the Company, Advisor will be free to submit the manuscript and/or make public the disclosures. Notwithstanding this Section 3(d), the Company shall not file any patent application or assert any claim, and nothing shall be deemed to create any license, in or with respect to any ideas, information or materials developed, invented or created by Advisor separate from the performance of the advisory services and contributed to or incorporated in the advisory services.

4. Return of Materials.

All written Proprietary Information (including, without limitation, in any computer or other electronic format), which comes into Advisor’s possession during the term, shall remain the property of the Company. Except as required in the performance of Advisor’s duties for the Company, or unless expressly authorized in writing by the Company, Advisor shall not remove any written Proprietary Information from the Company’s premises, except in connection with the performance of Advisor’s duties for the Company and in a manner consistent with the Company’s policies regarding Proprietary Information. Upon termination of this Agreement, the Advisor agrees to return immediately to the Company all written Proprietary Information in Advisor’s possession except that Proprietary Information in any computer or other electronic format may be retained by Advisor in accordance with sound backup, retention and security policies but will continue to be kept confidential.

5. Compliance with Law.

Advisor will comply with all laws, rules and regulations related to his activities on behalf of the Company pursuant to this Agreement.

6. Competition.

(a)  If any provision of this Agreement or the services to be provided by Advisor hereunder at any time are in conflict with the provisions of agreements Advisor has entered into with other employers, or there otherwise develops a conflict of interest regarding the services to be performed hereunder by Advisor, Advisor shall disclose the conflict to the Company (without violating any nondisclosure provisions of such agreements). It is agreed by the Company that Advisor is not to perform any services hereunder that are in conflict with the provisions of agreements he has entered into with Advisor other employers, otherwise constitute a conflict of interest on his part, or in any manner would give his employer or others property rights or any other rights to the product of his services hereunder.

7. Term and Termination.

(a)  The initial term of this Agreement shall be for a period of two (2) years from the date of this Agreement, which term shall automatically renew for additional one-year terms thereafter until such time that all Advisor Shares have been issued pursuant to Section 2 hereunder. Without limiting any rights which either party to this Agreement may have by reason of any default by the other party, the Advisor reserves the right to terminate this Agreement at any time, with or without cause, upon five (5) days prior written notice to the Company and the Company may only terminate this Agreement, without the prior written consent of the Advisor, in the event of gross negligence or willful misconduct by the Advisor.

(b)  Termination of this Agreement, including but not limited to pursuant to paragraph 10(f) below, shall not affect (i) the Company’s obligation to defend and indemnify Advisor under paragraph 9 below, or (ii) Advisor’s continuing obligations to the Company under paragraphs 3 and 4 above.

8. Registration Statement.

The Company shall file a registration statement as soon as practicable (and in any event within five business days of the Company’s filing of its Annual Report on Form 10-K for the year ended December 31, 2024) registering the Advisor Shares providing for the resale by the Advisor of the Advisory Shares and shall use commercially reasonable efforts to cause such registration statement to become effective thereafter.

9. Indemnification.

Company will indemnify and defend Advisor against any liability incurred in the performance of the services to the fullest extent as allowed under law and the Company’s governing documents. Advisor shall be entitled to the protection of any insurance policies the Company maintains for the benefit of the Company against all costs, charges and expenses in connection with any action, suit or proceeding to which he may be made a party by reason of his affiliation with Company, its subsidiaries, or affiliates. It is understood and acknowledged that indemnification does not cover fraud, intentional misconduct, knowing violations of law, material breaches of confidentiality, or non-compete promises.

10. Miscellaneous.

(a) This Agreement shall inure to the benefit of and be binding upon the respective heirs, executors, successors, representatives, and assigns of the parties, as the case may be, provided however, the obligations hereunder of each party to the other are personal and may not be assigned without the express written consent of the other party.

(b) The relationship created by this Agreement shall be that of independent contractor, and Advisor shall have no authority to bind or act as agent for the Company or its employees for any purpose.

(c) The Company shall not use Advisor’s name without their express written permission, and upon Advisor consent, may cite its relationship with the Company as its advisor, as long as any such usage is limited to reporting actual events or occurrences only.

(d) Notice given by one party to the other hereunder shall be in writing and deemed to have been properly given upon personal delivery three (3) business days after deposited with the United States Postal Service, registered or certified mail, e-mail, or upon delivery if sent by overnight mail, or nationally recognized courier, addressed as follows:

Dominari Holdings Inc.

725 Fifth Avenue, 22nd Floor

New York, NY 10022

Attention: Anthony Hayes, Chief Executive Officer

Email: ahayes@dominari.com

___________________

___________________

___________________

With a courtesy copy to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, NY 10105

Attention: Robert F. Charron, Esq

Email: rcharron@egsllp.com

(e) This Agreement supersedes all previous agreements, promises, and discussions relating to the subject matter hereof and constitutes the entire agreement between the Company and Advisor with respect to the subject matters of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation, or agreement made by any employee, officer, or other representative of the Company, or by any written documents unless it is signed by an officer of the Company and by Advisor.

(f) If any provision of this Agreement is adjudicated to be invalid, unenforceable, contrary to, or prohibited under applicable laws or regulations of any jurisdiction, such provision shall be severed, and the remaining provisions shall continue in full force and effect.

(g) This Agreement shall be governed by the laws of the State of New York without giving effect to choice of law principles thereof. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court having jurisdiction in this matter.

(h) In the event of any dispute, claim or controversy between or among the parties to this Agreement arising out of or relating to this Agreement or any breach thereof, including, without limitation, any claim that this Agreement or any of its parts is invalid, illegal or otherwise voidable or void, whether such dispute, claim or controversy sounds in contract, tort, equity or otherwise, and whether such dispute, claim or controversy relates to the meaning, interpretation, effect, validity, performance or enforcement of the Agreement, such dispute, claim or controversy shall be settled by and through an arbitration proceeding to be administered by the American Arbitration Association (or any like organization successor thereto) in or near New York, New York in accordance with the American Arbitration Association’s Commercial Arbitration Rules. Each of the parties to this Agreement hereby agrees and consents to such venue and waives any objection thereto. The arbitrability of any such dispute, claim or controversy shall likewise be determined in such arbitration. Such arbitration proceeding shall be conducted in as expedited a manner as is then permitted by the commercial arbitration rules (formal or informal) of the American Arbitration Association. Both the foregoing agreement of the parties to this Agreement to arbitrate any and all such disputes, claims and controversies and the results, determinations, findings, judgments and/or awards rendered through any such arbitration shall be final and binding on the parties hereto and may be specifically enforced by legal proceedings. Notwithstanding any provision of this Agreement relating to which state laws govern this Agreement, all issues relating to arbitrability or the enforcement of the agreement to arbitrate contained herein shall be governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.) and the federal common law of arbitration.

(i) This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement, it being understood that both parties need not sign the same counterpart.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

DOMINARI HOLDINGS INC.

By:
Name:	Anthony Hayes
Title:	Chief Executive Officer

ADVISOR

By:
Name: